Exhibit 99.1

Black Ridge Oil & Gas, Inc. Announces Increase to Senior Secured Credit Facility Borrowing Base

MINNETONKA, MN, September 10, 2014 – Black Ridge Oil & Gas, Inc. (the "Company") (OTCQB: ANFC) announced an increase to the Cadence Bank, N.A. (“Cadence”) senior secured credit facility borrowing base to $35 million, a 75% increase from the previous borrowing base of $20 million. The increase is largely based on the Company’s production and growth as of the June 30, 2014 quarterly filing and concurrent lender reserve analysis. The Cadence credit facility is the least expensive tranche of capital currently available to the Company, carrying annual interest rates from 3.0% to 3.5% above LIBOR. In connection with the increase in the senior secured credit facility, and in consideration of the Company’s projected cash needs, the Company and Chambers Energy Management, L.P. (“Chambers”) reduced the current availability under the Chambers subordinated credit facility by $5 million to $30 million with additional availability to be approved by the lender on an as needed basis for acquisitions. Total availability to the Company under the two facilities is $65 Million, with $44 Million drawn as of June 30, 2014.

Ken DeCubellis, Black Ridge's CEO, commented, “The 75% increase in our Cadence borrowing base, to $35 million, is a significant milestone for the Company and reflects both the high quality of the Company’s assets and the rapid rate of growth of our proved reserves. Looking at our capital expenditures through June of 2015, we expect to fund our growth from cash flow and the increased Cadence borrowing base, which will result in a meaningful reduction in our cost of capital and build shareholder value.”

About the Company

Black Ridge Oil & Gas, Inc. is an oil and gas exploration and production company based in Minnetonka, Minnesota.  Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.  For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact
Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer
952-426-1241

www.blackridgeoil.com

SOURCE Black Ridge Oil & Gas, Inc.